UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2023

Celularity Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38914	83-1702591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Park Ave
Florham Park, New Jersey	07932
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 768-2170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CELU	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	CELUW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Registered Direct Offering

On April 4, 2023, Celularity Inc, or Celularity, entered into a securities purchase agreement with an institutional accredited investor, or the Purchase Agreement, providing for the sale and issuance of (i) 9,230,770 shares of its Class A common stock, par value $0.0001 per share, or the Class A common stock, and (ii) accompanying warrants to purchase up to 9,230,770 shares of Class A common stock, at a combined purchase price of $0.65 per share and accompanying warrant, for an aggregate purchase price of approximately $6.0 million. The offering is expected to close on or about April 10, 2023, subject to the satisfaction of customary closing conditions.

Each warrant has an exercise price of $0.75 per share, is initially exercisable beginning six months following the date of issuance, will expire five years from the initial exercise date, and is subject to customary adjustments for certain transactions, including in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the warrants. The warrants may not be exercised if the aggregate number of shares of Class A common stock beneficially owned by the holder thereof (together with its affiliates) would exceed 4.99% (which may be increased to 9.99% at the election of the holder) immediately after exercise thereof.

In connection with the Purchase Agreement, Celularity entered into a placement agency agreement, or Placement Agency Agreement, with A.G.P./Alliance Global Partners, or A.G.P., pursuant to which A.G.P. agreed to serve as exclusive placement agent for the issuance and sale of the shares of Class A common stock and accompanying warrants. Celularity has agreed to pay A.G.P. an aggregate cash fee equal to 7% of the aggregate proceeds raised from the sale and issuance of the shares of Class A common stock and accompanying warrants. Pursuant to the Placement Agency Agreement, Celularity also agreed to reimburse A.G.P. up to $75,000 for its legal expenses.

Celularity intends to use the net proceeds from the offering for working capital and general corporate purposes, including repayment of its obligations under that certain pre-paid advance agreement dated September 15, 2022 with YA II PN, Ltd.

The shares of Class A common stock and accompanying warrants were offered by Celularity pursuant to an effective shelf registration statement on Form S-3 (File No. 333-266786), as amended, which was declared effective by the Securities and Exchange Commission on August 18, 2022.

A copy of the legal opinion of Goodwin Procter LLP relating to the validity of the Class A common stock and accompanying warrants issued in the offering is filed as Exhibit 5.1 to this Current Report on Form 8-K and incorporated herein by reference.

Warrant Amendment

In connection with the offering described above, Celularity also entered into an amendment to certain existing warrants to purchase up to an aggregate of 4,054,055 shares originally at an exercise price of $8.25 per share, and a termination date of May 20, 2027, pursuant to which, effective upon the closing of the offering, such amended warrants will have a reduced exercise price of $0.75 per share and a termination date of five and one-half years following the closing of the offering.

The foregoing descriptions of the Purchase Agreement, the warrants, the Placement Agency Agreement and the warrant amendment are not complete and are qualified in their entirety by references to the full text of such agreements, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 8.01	Other Events.

On April 5, 2023, Celularity issued a press release announcing the offering. A copy of the press release is furnished hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

5.1	Opinion of Goodwin Procter LLP

10.1	Securities Purchase Agreement dated as of April 4, 2023, by and between Celularity Inc. and the investors party thereto.

10.2	Form of Common Stock Purchase Warrant.

10.3	Placement Agency Agreement, dated as of April 4, 2023, by and between Celularity Inc. and the placement agent party thereto.

10.4	Amendment No.1 to certain warrants issued on May 20, 2022, dated as of April 4, 2023, by and between Celularity Inc. and the holder party thereto.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

99.1	Press Release dated April 5, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELULARITY INC.

Date: April 6, 2023	By:	/s/ K. Harold Fletcher
K. Harold Fletcher Executive Vice President General Counsel